Exhibit 99.9

FTI CONSULTING, INC.

ANTI-CORRUPTION POLICY

I.	Overview

FTI Consulting, Inc. (“FTI” or the “Company”) policy prohibits bribery in any form. It is FTI’s policy to comply with the letter and the spirit of anti-corruption laws in the United States and every other jurisdiction in which we do business. FTI’s Anti-Corruption Policy demonstrates and reflects our commitment to the highest prevailing international anti-corruption standards.

In particular, as a corporation domiciled in the United States, the Company is subject to the United States Foreign Corrupt Practices Act (the “FCPA”). The UK Bribery Act 2010 applies to FTI’s operations in the UK and has broad extra-territorial effect, and laws implementing the OECD Convention Against Corruption and the United Nations Convention Against Corruption govern the conduct of FTI employees in various jurisdictions. All of these laws prohibit bribery of “Government Officials”. The UK Bribery Act, and various laws in many jurisdictions (including certain U.S. states) also criminalize bribery of private persons.

This Policy is applicable to the Company, its subsidiaries and affiliates worldwide. Where specific conduct may be permitted under this Policy but is prohibited by local law, FTI employees must comply with local law. Where additional guidance is needed, please contact the Chief Ethics and Compliance Officer.

All employees of the Company and its direct and indirect subsidiaries are subject to this Policy. As discussed more fully below, it also applies to third parties acting on the Company’s behalf and for its benefit. You are expected to become familiar with and comply with this Policy, to participate in training, and to communicate the values underlying this policy in your interactions with colleagues and third parties.

Amended and Restated Effective 09.12.12

The Company strictly prohibits engaging in or tolerating bribery or any other form of corruption. If employees have any doubts or questions as to whether their conduct is permissible under governing law or this Policy, they should contact the Chief Ethics and Compliance Officer, or, employees outside the European Union, may use the 24-hour Hotline, by telephone at 1-866-294-3576 (in the US only), or at www.ethicspoint.com, to make inquiries for guidance.

II.	Summary of the Policy

A.	Public Bribery – Prohibition of Bribery of Government Officials

This Policy strictly prohibits the Company and its officers, directors, employees and agents from offering, promising or giving anything of value to a Government Official, directly or indirectly, with the intention of influencing him or her in his or her capacity as a Government Official to obtain or retain business or obtain or retain a business advantage.

This Policy prohibits an offer or promise of a bribe, even if the Government Official rejects the offer, or it fails to bring about the desired outcome.

1	What is “Anything of Value”?

Under our Policy the term “anything of value” is broadly defined to include both financial and other non-financial advantages. Things of value include, for example, gifts, entertainment, favors, services, loans and loan guarantees, the use of property or equipment, job offers, transportation, and the payment of expenses or debts.

Importantly, there is no “small payment” exception for payments made with an intention to bribe, and this Policy prohibits “speed,” “grease” or facilitation payments.

Amended and Restated Effective 09.12.12

It is permissible, in relation to Company business with a Government Official, to incur expenses in connection with the legitimate promotion or demonstration of the Company’s services and products. Such expenses are discussed more fully below.

2	Who is a “Government Official”?

The term Government Official is broadly defined to include any individual who holds a legislative, administrative or judicial position of any kind, whether appointed or elected; who exercises a public function; or who is an official or agent of a public international organization (such as the United Nations, the World Bank or the International Monetary Fund). Government Official also includes any official of a political party, and any candidate for political office.

In addition, under our Policy, Government Official includes any executive, officer, agent or employee of a government-owned or government-controlled business (such as a state-owned bank or utility, a sovereign wealth fund, or a public university).

Finally, under our Policy, Government Official includes any person who is acting in an official capacity for the entities described above, including a private consultant who also holds a position with, or acts on behalf of, a government or with a public international organization, or with an enterprise owned or controlled by a government.

3	What is an “Improper Advantage”?

Giving or agreeing to give a Government Official a thing of value that could violate this Policy may arise in varied settings. Bribery concerns do not arise solely in the context of trying to win a contract or business. Governing law and our Policy prohibit payments to secure any business advantage. By way of example, improper payments or benefits may not be conveyed to a Government Official:

•	to influence the award of a government contract;

•	to prevent some governmental action, such as the imposition of a tax or fine;

Amended and Restated Effective 09.12.12

•	to obtain confidential information about business opportunities, bids or the activities of competitors;

•	to obtain a permit or license, other than to cover appropriate application fees;

•	to obtain relief or exemption from government controls or regulations of any kind; or

•	to affect the nature of regulations or the application of regulatory provisions.

B.	Private Bribery: Prohibition of Bribery in the Private Sector

This Policy strictly prohibits the Company and its officers, directors, employees and third party agents from offering, promising or giving anything of value to a private person, directly or indirectly, with the intention of inducing a person to improperly perform a relevant function or activity (such as his or her work) or to reward a person for having improperly performed a relevant function or activity.

This Policy prohibits an offer or promise of a bribe, even if the private person rejects the offer, or it fails to bring about the desired outcome.

It is permissible, in relation to Company business with private persons, to incur reasonable, proportionate and good faith expenses in connection with the the promotion of the Company’s services and products and in the provision of corporate hospitility. Such expenses are discussed more fully below.

C.	Solicitation, Extortion, Health and Safety

This Policy prohibits payment even where they have been requested or demanded by a Government Official or if the Government Official threatens adverse action againt the Company unless a payment is made.

Amended and Restated Effective 09.12.12

If a payment is made to protect an individual’s health and safety, it must be immediately reported to the Chief Ethics and Compliance Officer and must be accurately recorded in the Company’s books and records to reflect the amount and purpose of the payment. If at all practicable, contact should be made with the Chief Ethics and Compliance Officer before such a payment is made. If prior consultation is not practicable, the fact of payment and the circumstances should be reported as soon as possible thereafter.

D.	Conflicts of Interest and Kickbacks

Conflicts of interest arise when a personal interest interferes or even appears to interfere, with the best interests of the Company. It is a duty for all employees to at all times act in the best interests of the Company. You are required to familiarize yourself with the Company’s Policy on Conflicts of Interest.

A conflict of interest can develop into a bribery problem when an employee requests, agrees to receive or receives anything of value (whether financial or otherwise), in a manner that interferes with the employee’s judgment in performing his or her functions on behalf of the Company. Company policy strictly prohibits receiving bribes, kickbacks, or improper benefits.

E.	Books, Records and Accounting

FTI is required to maintain books and accounting records of the Company so that they accurately reflect all transactions in reasonable detail. These record-keeping requirements apply to all payments, not merely those that would be material in the traditional financial sense.

Officers, directors, employees and third parties are prohibited from manipulating books or records in an effort to mask transactions, either by characterizing them in some oblique way, or by omitting them from the Company’s books or records entirely. Accordingly, no undisclosed or unrecorded accounts may be maintained for any purpose.

Amended and Restated Effective 09.12.12

F.	Penalties Are Severe

Companies whose employees are found to have violated the law may face harsh penalties, including significant fines. In addition, such a company may be precluded from doing business with government entities in the US, Europe and elsewhere. Individuals who violate the law may be subject to imprisonment.

Violation of this Policy and/or relevant laws will result in discipline by the Company, up to and including termination of employment, as appropriate.

III.	Meals, Entertainment, Travel, and Gifts

It is permissible under this Policy to incur certain expenses for a Government Official that are directly related to the promotion or demonstration of the Company’s services and products. In addition, this Policy allows reasonable meal and extertainment expenses for private persons in the context of establishing and maintaining appropriate business relationships. As discussed more fully below, any such expenses must be reasonable and appropriate.

In all interactions – both in the public and private sector – hospitality and promotional expenses may not be used to exert improper influence. Thus, even reasonable expenses are prohibited if they are for the purpose of improperly influencing a business or regulatory decision, or if they are to reward a person for having improperly performed a relevant function or activity.

Finally, a benefit (even if considered reasonable under this policy) may not be conveyed if the recipient is not permitted to accept it; for example because the recipient’s company policy forbids it or it is prohibited under local law or regulation.

All promotional expenses must also be fully documented, supported by original receipts, properly approved, and submitted in accordance with the following procedures, and any other procedures governing expense authorization and approval policies and procedures.

Amended and Restated Effective 09.12.12

A.	Meals, Gifts, and Entertainment of Government Officials

Meals, entertainment, and gifts are “things of value” under this Policy, and may never be provided to a Government Official for the purpose of influencing a Government Official to obtain or retain business or to secure a business advantage. Lavish meals, extravagant entertainment or cash gifts are never appropriate.

Meal and related entertainment expenses for a Government Official may be incurred without prior approval by the Chief Ethics and Compliance Officer only if all of the following conditions are met:

(a)	the meal or entertainment occurs in connection with substantive business meetings, occurs in the same general location as such meetings, and is attended by appropriate Company representatives;

(b)	the value of the meal or entertainment expenses are consistent with applicable entertainment or expense policy;

(c)	the entertainment or meals are permitted under applicable U.S. and local written laws, as well as any rules or regulations of the recipient’s employer; and

(d)	the expenses are properly recorded and approved in accordance with Company policies.

Gifts to a Government Official should only be given as a goodwill gesture, and gifts may never be provided for the purpose of obtaining or retaining business or any improper advantage. Cash gifts are never permitted. Any items provided to a Government Official should be limited to logo gifts and may be provided only if the following conditions are met:

(a)	the item is of nominal value bearing the FTI or subsidiary company’s logo;

(b)	the gift is permitted under applicable U.S. and local written laws, as well as any rules or regulations of the recipient’s employer; and

Amended and Restated Effective 09.12.12

(c)	the expenses involved are properly recorded and approved in accordance with Company policies.

Gifts that do not meet all of the foregoing criteria should be reviewed and approved in advance by the Chief Ethics and Compliance Officer.

B.	Travel for Government Officials

At times, the Company may be requested to pay the travel and lodging expenses of a Government Official in connection with trips to meet with Company representatives, or attend seminars sponsored by the Company. Reimbursements by the Company for such expenses on behalf of a Government Official require the prior written approval of the Chief Ethics and Compliance Officer.

Reimbursement is generally acceptable where the expenses relate to reasonable and bona fide travel, accommodation and meal expenses in connection with a contract between the Company and the government, or the demonstration of Company capabilities relating to proposed business with the government. Wherever possible, the Company should arrange to directly reimburse expenses to the governmental entity rather than reimburse the Government Official personally. In no case should reimbursements be made:

•	by cash payment directly to a Government Official;

•	for expenses relating to family members or other persons accompanying a Government Official;

•	for expenses relating to destinations that are not directly related to the Company’s facilities, products, or services; or

•

for travel expenses in excess of those that would likely be incurred by Company employees of equivalent status as the Government Official if such Company employees were to travel to the same destination.

Amended and Restated Effective 09.12.12

C.	Private Hospitality

In the private sector, hospitality may never be provided if the purpose is to improperly influence a person in the performance of his or her duties, or to reward improper performance of his or her duties. Reasonable, proportionate hospitality made in good faith in interactions with private persons and entities is permitted for purposes of establishing and maintaining business relationships.

Meal and related entertainment expenses for private persons may be incurred without prior approval by the Chief Ethics and Compliance Officer only if all of the following conditions are met:

(a)	the meal or entertainment occurs in connection with substantive discussions of the Company’s services and is attended by appropriate Company representatives;

(b)	the value of the meal or entertainment expenses are consistent with applicable entertainment or expense policy;

(c)	the entertainment or meals are permitted under applicable laws, as well as any rules or regulations of the recipient’s employer; and

(d)	the expenses are properly recorded and approved in accordance with Company policies.

FTI sponsors a number of annual promotional and educational events. You must take particular care in inviting a business person to these events if there is a business decision expected or pending with the person’s employer that could benefit the Company. If you have any questions regarding the appropriateness of extending an invitation to a promotional or educational event, you should contact the Chief Ethics and Compliance Officer.

IV.	Political Contributions

It is the Company’s Policy that no Company funds, assets, services, or facilities shall be contributed to any politician, candidate for political office, political party, or political

Amended and Restated Effective 09.12.12

action committee without the prior written approval of FTI’s Chief Executive Officer, whether or not the written laws of the relevant country allow such payments. A “political contribution” includes not only monetary contributions, but also payments for fundraising dinners or other material support.

All of the following criteria must be met when the Company makes a political contribution to a politician, candidate for political office, political party, or political action committee in a foreign country:

(a)	Compliance with Local Law: The General Counsel must be consulted and provide confirmation that such a payment is legal under the applicable foreign country’s law.

(b)	CEO Approval: FTI’s Chief Executive Officer must approve any political contribution before any payment is made. The request for approval must be written and include information sufficient to prove the political contribution is bona fide.

(c)	Record Retention: All documents pertaining to the contribution, including documents described in paragraphs (a) and (b), should be forwarded to the Accounting Department and to the Chief Ethics and Compliance Officer for FTI’s compliance files.

Amended and Restated Effective 09.12.12

V.	Donations to Charities

Charitable donations may be used as a means to conceal a bribe. Even bona fide donations could be construed as an attempt to influence a Government Official or another person. Accordingly, donations to charities must not be made in an effort to obtain or retain business or a business advantage for the Company with a Government Official or any other private person, or company. The following procedures must be observed before making a donation of Company funds, assets, services, or facilitaties to a charitable entity, which are in addition to, not in lieu of, any other applicable expense or authorization policy or procedure:

(a)	Written Notice to the Chief Ethics and Compliance Officer: A written notice describing the charity, the identity of the party requesting the donation, the names of persons contacted at the charity, the amount of the proposed contribution and any supporting documentation should be submitted. The Chief Ethics and Compliance Officer, in consultation with the Legal Department, must first determine that the contribution fully complies with local law before any donation is made.

(b)	Background Check: Appropriate due diligence must be performed to ensure that the recipient of the donation is a bona fide and legitimate charitable organization.

(c)	Record Retention: All documents relating to the donation, including documents described in paragraphs (a) and (b), should be forwarded to the Accounting Department and to the Chief Ethics and Compliance Officer for FTI’s compliance files.

Amended and Restated Effective 09.12.12

VI.	Relationships with Agents and Business Partners

A.	Agents

Company Policy strictly prohibits using an agent, consultant, intermediary, or other third party to pay or give a bribe. The actions of third parties present particular risks, because in certain circumstances the Company and its employees can be held liable for improper payments made by a third party even if the Company did not have actual knowledge of the payment. Accordingly, this Policy provides for strict due diligence and controls when dealing with third parties who may interact with a Government Official or who may interact with private parties for or on behalf of the Company. Whenever the Company seeks to engage a consultant, agent, representative, subcontractor, or other third party (“Agent”) in a context in which the Agent may interact with a Government Official or act for or on behalf of the Company in private matters, the following guidelines must be followed:

1	Due Diligence

(a)	Background Check: Due diligence must be performed to ensure that the Agent is a bona fide and legitimate entity; is qualified to perform services for which it will be retained; and maintains standards consistent with the ethical and reputational standards of the Company. Diligence should be tailored to the particular corruption risks of the situation. Diligence should include external research and confirmation of the Agent’s qualifications, and an in-person meeting or interview with the principals of the Agent. In addition to public profile information, it may be appropriate to have the Agent respond to written questions regarding its structure, history, connections to Government Officials, and references.

(b)	Record Retention: All documents relating to the diligence should be forwarded to the Chief Ethics and Compliance Officer for FTI’s compliance files.

Diligence should be enhanced if there are red flags of improper activity, such as the following:

•	unusual or excessive payment requests, such as requests for over-invoicing, up-front payments, unusual commissions, or mid-stream compensation payments;

•	requests for payments in a different country, to a third party, to a bank account outside of the country in which the Agent operates, or in cash or other untraceable funds;

•	a close relationship between the representative and a Government Official or commercial counterparty;

•	any refusal or hesitancy by the Agent to promise in writing to abide by FTI’s Policy and governing law;

Amended and Restated Effective 09.12.12

•	charges against the Agent for violation of local or foreign laws, or regulations concerning the award of government or other contracts;

•	a demand or strong suggestion by a Government Official or commercial counterparty that a particular Agent should be retained;

•	reliance by the Agent on government or business contacts as opposed to knowledgeable staff and investment of time to promote the Company’s interests; or

•	the Agent expresses a desire to keep his representation of the Company or the terms of his retention secret.

2	Written Contract

Agreements with Agents must be in writing and must describe the services to be performed, the basis for compensation of the Agent, the amounts to be paid, and other material terms and conditions of the representation. Written agreements must contain the following provisions:

•

A representation that the Agent will remain in compliance with all relevant anti-corruption laws, including the FCPA. The Agent should be required periodically to certify its compliance with laws, and to notify the Company of any breaches of compliance with anti-corruption laws.

•	A provision allowing the Company to terminate the contract if the Company believes, in good faith, that the Agent has breached relevant anti-corruption laws or the FCPA.

•	A provision that requires the Agent to respond to reasonable requests for information from the Company regarding the work performed under the agreement and related expenditures by the Agent.

Amended and Restated Effective 09.12.12

Agreements with Agents who may interact with Government Officials must be reviewed and approved by the Legal Department.

3	Payment Procedures

Payments to an Agent should never be made in cash, and should be made to the Agent’s bank account in the country where the services are performed or where the Agent’s offices are located. Payment to other locations must be approved in advance by the Chief Ethics and Compliance Officer.

A.	Business Partnerships and Co-Promotion Activities

From time to time, the Company may partner with another entity (“Business Partner”) for example for the purposes of submitting a proposal, bid, or tender application. Such combinations could present legal and reputational risks to the Company, if the conduct of the Business Partner is inconsistent with the Company’s Policy or in violation of relevant anti-corruption laws. Accordingly, the Company should perform appropriate diligence of potential Business Partners in such circumstances. In addition, the Company should obtain a certification that:

•	the Business Partner will act in compliance with all relevant anti-corruption laws in connection with proposed business; and

•	if a project is secured, the Business Partner will periodically certify its compliance with relevant anti-corruption laws, and notify the Company of any breaches of relevant anti-corruption laws.

B.	Joint Ventures and Business Combinations

In considering and executing joint ventures and other business combinations, the Company should ensure that there is appropriate due diligence of the potential partner, and that there are appropriate legal protections in agreements with the partner. Because each transaction is likely to involve unique factors, the Chief Ethics and Compliance Officer should be consulted early in the process regarding an appropriate due diligence work plan, and appropriate representations, warranties, and covenants.

Amended and Restated Effective 09.12.12